INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Firepond Inc.'s Registration Statements No. 333-33932 and 333-55926 on Form S-8 of our report on the consolidated financial statements of Brightware, Inc. and subsidiary dated January 19, 2001 (May 1, 2001 as to Note 15), appearing in this Current Report on Form 8-K/A under the Securities Exchange Act of 1934 of Firepond, Inc. dated February 15, 2001.

/s/ Deloitte & Touche LLP

San Francisco, California
May 1, 2001